Exhibit 10.3

                                                 Cyprus Amax Minerals Company
                                                 9100 East Mineral Circle
                                                 Post Office Box 3299
                                                 Englewood, Colorado  80155-3299
CYPRUS AMAX                                      (303) 643-5778
Minerals Company                                 Fax:  (303) 643-6943

--------------------------------------------------------------------------------

                                             Steven E. Parry
                                             Exploration Manager - North America


June 13, 1997

Del Steiner, President/CEO
Idaho Consolidated Metals Corporation
P.O.  Box 1124
Lewiston, ID 83501

RE:      Binding Letter of Intent
         Deadwood Project
         Idaho County, Idaho

Dear Del:

I very much appreciate that you and Wilf Struck came to Cyprus Amax's offices on June 12, 1997 to negotiate terms for a joint venture agreement between Idaho Consolidated Metals Corporation ("ICMC") and Cyprus Gold Exploration Corporation ("Cyprus") pertaining to the Deadwood Project. As a result of our discussions, we were able to reach agreement on mutually beneficial terms for inclusion in a joint venture agreement.

The following outlines the terms we agreed upon as well as other provisions to be included in a joint venture agreement:

Type of Agreement:  Joint Venture Agreement

Initial Earn-in Interests:    Cyprus     60%
                              ICMC       40%

Cyprus must complete certain requirements in order to earn its interest in the project and to establish a joint venture. Cyprus will contribute to the venture all mineral and surface interest presently under its control and any future interests acquired within the area of interest described in a subsequent section of this outline.

ICMC's initial contribution to the joint venture will be all the mineral and/or surface interests controlled by ICMC in the project area and all relevant data in its possession.

Cyprus' Requirements to Earn a 60% Interest in the Venture:

     Claim Maintenance: Cyprus agrees to pay future BLM and county claim maintenance and filing fees while this agreement is in effect and Cyprus is earning its interest in the venture.

Del Steiner, President/CEO
June 13, 1997
Page 2

     Lease Maintenance: Cyprus agrees to maintain in good standing to the best of its ability all existing leases/options presently held by ICMC within the area of interest while this agreement is in effect and Cyprus is earning its interest in the venture.

     Reimbursement of 1997 Lease Costs: Cyprus agrees to reimburse ICMC for the lease costs incurred on the Joyce Mines & Thunderbird Resources - Amir Mines agreement during 1997.

     Payment Requirements: $115,000 upon execution of a formal joint venture agreement. $50,000 of the initial $115,000 payment will be immediately tendered to Cyprus via a direct bank transfer of funds to be held by Cyprus pending proof of acquisition of the Golden Eagle claim group pursuant to the Petsite Joint Venture Agreement.

On the 6 month anniversary date of a formal joint venture agreement Cyprus must purchase $100,000 in shares of ICMC common stock to keep the agreement in good standing.

     Expenditure Requirements: Cyprus will be required to expend $1,150,000 on or for the benefit of the property pursuant to the following schedule:

      Amount            Cumulative                     Date
      ------            ----------                     ----

      $250,000          $250,000         On or before the 1st anniversary date.
      $400,000          $650,000         On or before the 2nd anniversary date.
      $500,000          $1,150,000       On or before the 3rd anniversary date.

     Of the first year's expenditure requirement, a minimum of $125,000 must be work on the ground. Any exploration expenditures over and above the minimum expenditure requirements in any given year of the agreement may be credited to subsequent year's expenditure requirements.

Cyprus' Requirements to Earn an Additional 20% Interest (80% total) in the Joint
Venture:

Cyprus may elect, after completing the initial earn-in requirements and earning a 60% joint venture interest in the project, to earn an additional 20% interest (for a total project interest of 80%) by completing the following requirements:

     Claim Maintenance: Cyprus agrees to continue to maintain ICMC's unpatented lode claims and pay BLM and county claim maintenance and filing fees while this agreement is in effect and Cyprus is earning its interest in the venture.

     Lease Maintenance: Cyprus agrees to maintain in good standing to the best of its ability all existing leases/options presently held by ICMC within the area of interest while this agreement is in effect and Cyprus is earning its interest in the venture.

Del Steiner, President/CEO
June 13, 1997
Page 3


     Expenditure Requirements: Cyprus will be required to expend an additional $1,350,000 on or for the benefit of the claims pursuant to the following schedule:

      Amount            Cumulative                     Date
      ------            ----------                     ----

      $600,000          $1,750,000       On or before the 4th anniversary date
      $750,000          $2,500,00        On or before the 5th anniversary date.

Any exploration expenditures over and above the minimum expenditure requirements in any given year of the agreement may be credited to subsequent year's requirements.

Should permitting or other serious delays, that are out of the control of Cyprus, be encountered during the exploration and/or development of the project, the delays will be added to the earn-in period and extend the expenditure deadlines.

Financing of ICMC's Cash Requirements by Cyprus: Cyprus will extend a similar financing arrangement to ICMC as the one that exists in the Petsite Joint Venture Agreement. After Cyprus completes the requirements of the earn-in to the 80% joint venture interest level, ICMC may elect to have Cyprus finance its share of additional exploration expenditures until the completion of a feasibility study. These expenditures, on behalf of ICMC, will be treated as a loan bearing interest at the Prime Rate plus two percent compounded quarterly. Cyprus will be repaid these funds out of 85% of the proceeds received by ICMC from the sale of its share of products, after deduction of operating costs. Please refer to the Petsite Joint Venture Agreement for complete details of the financing arrangement (Article 6.7, page 21).

Dilution: The agreement will include normal dilution provisions. In the event either party's interest is diluted to ten percent (10%) or less as a result of its election not to participate in programs and budgets, such party shall revert to a five percent (5%) Net Proceeds Interest Royalty.

Default: In the event a party defaults in funding its respective interest for a program and budget for which it has elected to participate, such party shall be deemed to have withdrawn from the venture. The defaulting party will revert to a five percent (5%) Net Proceeds Interest Royalty and receive such for only so long as it takes to recoup the actual expenditures it made during the term of the agreement. Thereafter, the defaulting party will no longer have an interest in the claims or the agreement.

Area of Interest: If either party to this agreement acquires surface or mineral interests during the term of this agreement and within the Area of Interest described below, all such acquisitions shall be considered a party of the Joint Venture's property. The area of mutual interest will be defined as follows:

o All lands south of the South Fork of the Clearwater River within Sections 30 and 31; Township 29 North; Range 8 East; Boise Meridian.

o Sections 5, 6, 7, 8, 17, 18, 19, 20; Township 28 North; Range 8 East; Boise Meridian.

Del Steiner, President/CEO
June 13, 1997
Page 4



o    Sections 13, 24; Township 28 North; Range 7 East; Boise Meridian.

Cyprus will also work to obtain a lease on the "Wagner Group" of unpatented lode claims and the RL claim group owned by Arctic Fox, Inc., under terms favorable to joint venture and, upon approval of the terms and conditions by senior Cyprus management, fund the cost of these property acquisitions as part of the expenditure requirements previously discussed in this proposal.

Termination: Cyprus may terminate the agreement at any time by providing written notice of such intent. Should Cyprus terminate the agreement prior to earn-in, Cyprus would retain no interest in the project and will deliver copies of all information developed on the property by Cyprus to ICMC.

Upon ICMC's acceptance of this offer by execution of this letter in the space indicated below, this letter will become a binding obligation of ICMC, and, subject to Cyprus' satisfactory due diligence, to be completed within 90 days of the date of this letter, and approval of Cyprus' senior management, a binding obligation of Cyprus.

Sincerely,



/s/ S.E. Parry
S.E. Parry
Exploration Manager, North America

SEP:HB:amb

cc: H. Bihr
    W.R. Stanley


AGREED TO AND ACCEPTED this 13th day of June, 1997.

Idaho Consolidated Metals Corporation



By: /s/ Del Steiner
    ----------------------------------
    Del Steiner, President and CEO